EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated June 28, 2006 accompanying the consolidated financial statements included in the annual report of CorVel Corporation on Form 10-K for the year ended March 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statement of CorVel Corporation on Form S-8 (File No. 333-58455, effective July 2, 1998, File No. 333-16379, effective November 19, 1996, File No. 333-107428, effective July 29, 2003, File No. 333-128739, effective September 30, 2005, File No. 333-94440, effective July 10, 1995, File No. 333-53684, effective October 22, 1992, File No. 333-48186, effective May 28, 1992, File No. 333-42554, effective August 30, 1991, and File No. 333-42424, effective August 26, 1991).
/s/ Grant Thornton LLP
Portland, Oregon
July 5, 2007